Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-260387 and 333-267763) and Form S-8 (No. 333-261563, 333-264160, and 333-268055) of Shapeways Holdings, Inc., our report dated March 30, 2023, relating to the consolidated financial statements, which appear in this Form 10-K.
/s/ WithumSmith+Brown, PC
East Brunswick, New Jersey
March 30, 2023